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                                                                     Exhibit 2.2




                                  ASSIGNMENT

        For One Dollar ($1.00) and other good and valuable consideration, CG Partners, L.P. ("CG"), a Delaware limited partnership, hereby assigns, sells, conveys, transfers and delivers to North American Integrated Marketing, Inc. ("NAIM"), a Delaware corporation, its successors and assigns, all of its right, title and interest in and to that certain Stock Purchase Agreement ("Agreement") dated September 30, 1996, between CG and General Business Forms, Inc., an Illinois corporation.

        TO HAVE AND TO HOLD such Agreement hereby assigned, transferred and conveyed unto NAIM its successors and assigns, to itself and their own use and behalf forever.

        CG, for itself and its successors and assigns, by this Assignment, does covenant with NAIM, its successors and assigns, to do, execute and deliver or cause to be done, executed and delivered, all such further acts, transfers, assignments and conveyances, powers of attorney and assurances, for the better assuring, conveying and confirming unto NAIM, its successors and assigns, all and singular NAIM, its successors and assigns shall reasonably require.

        IN WITNESS WHEREOF, CG has caused this Assignment to be executed this 30th day of September, 1996.

                                                CG PARTNERS, L.P.


                                                By:/s/ Eric L. Blum
                                                   -----------------------------
                                                Eric L. Blum, General Partner